Exhibit 10.10

AMENDMENT TO EMPLOYMENT AND SEVERANCE AGREEMENT

This AMENDMENT TO EMPLOYMENT AND SEVERANCE AGREEMENT (“Amendment”), is made by and between Xperi Holding Corporation, a Delaware corporation (“Company”), and Jon Kirchner (“Executive”) (collectively the “Parties”), effective as of September 29, 2020 (“Effective Date”).

WHEREAS, Executive and Xperi Corporation entered into a certain Employment and Severance Agreement dated April 28, 2017 (the “Agreement”);

WHEREAS, since entering into the Agreement, Xperi Corporation and TiVo Corporation merged to form Xperi Holding Corporation; and

WHEREAS, the Parties wish to extend Executive’s role with the Company on the terms set forth in the Agreement, as amended hereby;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement as hereby amended, and other good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.    References throughout the Agreement to Xperi Corporation are hereby replaced by Xperi Holding Corporation;

2.    Section 2(a) of the Agreement is hereby replaced in its entirety by the following:

The term of this Agreement (the “Term”) shall continue through June 1, 2024, and shall automatically extend for an additional twelve (12) months (such extension, if it occurs, also considered to be part of the “Term”) unless either party provides the other party at least ninety (90) days’ advanced written notice of non-renewal prior to the current expiration of the Term. In the event the Company chooses not to renew the Agreement so that the Term is not extended for the additional twelve (12) months, then Executive’s employment will be deemed terminated without Cause as of June 1, 2024. In the event the Term expires at the end of the additional twelve (12) month extension period, then such expiration shall not be deemed a termination without Cause and Executive shall not be entitled to severance hereunder as a result of such expiration.

3.    Section 4(a) of the Agreement shall be amended to reflect a modified Base Salary of $670,000 per annum, less applicable deductions and withholdings, payable in accordance with the Company’s standard payroll practices.

4.    Section 4(b) of the Agreement shall be amended to reflect that Executive will be eligible for additional Stock Awards in accordance with the Company’s annual grant cycle, with consideration for the grant for 2021. All additional Stock Awards shall be subject to approval by the Compensation Committee of the Board, and subject to the Plan.

5.    Section 9.9 of the Agreement shall be amended to reflect that Executive may be reimbursed for reasonable attorneys’ fees incurred in connection with negotiating and executing this Amendment, not to exceed $30,000, in accordance with the Company’s stand expense reimbursement policies and procedures.

6.    Reference to California Civil Code Section 1542, set forth in Section 1(b) of General Release of Claims (Exhibit A to the Agreement) is hereby replaced by the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.    Except as expressly amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect.

8.    This Amendment shall be deemed part of and is incorporated into the Agreement. The Agreement, as amended, constitutes the entire agreement and understanding of the Parties with respect to the subject matter herein.

IN WITNESS WHEREOF, this Amendment has been agreed to by the Parties effective as of the date set forth above.

Xperi Holding Corporation	Executive

/s/ Paul Davis	/s/ Jon Kirchner
By: Paul Davis	Jon Kirchner
Chief Legal Counsel